Exhibit 10.9

                             Secured Promissory Note

$35,000                                                          January 4, 1999

      FOR VALUE RECEIVED, Charles E. Coppa ("Maker"), promises to pay to the order GreenMan Technologies, Inc.(the "Payee" or "the holder of this Note"), or registered assigns, the principal amount of Thirty Five Thousand Dollars ($35,000), in such coin or currency of the United States of America, as shall be legal tender for the payment of public or private debts, together with interest at a rate equal to 8.5% per annum.

1. Payment

      The principal balance and all accrued but unpaid interest shall be due and payable on January 4, 2002.

2. Prepayment

      This Note may be prepaid, without premium or penalty, in whole or in part, at any time or from time to time at the option of the Maker, by paying to the Payee an amount equal to then outstanding principal balance together with interest accrued thereon through the date of prepayment.

3. Security

      The Maker's obligations hereunder shall be secured by 121,951 shares of GreenMan Technologies, Inc. common stock owned by the Maker which shall be pledged to the Payee as collateral until such time as this Note is extinguished.

      IN WITNESS WHEREOF, this Note has been executed and delivered on the date specified above by Charles E. Coppa.


                              By: ______________________________________
                                  Charles E. Coppa